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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 15


  Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports
      Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.



                                          Commission File Number: 0-19143
                                                                  -------

                              DYNAMOTION/ATI CORP.

             (Exact name of registrant as specified in its charter)

                             1639 EAST EDINGER AVE.
                          SANTA ANA, CALIFORNIA 92705
                                 (714) 541-4818

  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                          COMMON STOCK, $.04 PAR VALUE
 CLASS A NON-CUMULATIVE REDEEMABLE CONVERTIBLE PREFERRED STOCK, $.01 PAR VALUE
               CLASS A REDEEMABLE COMMON STOCK PURCHASE WARRANTS

            (Title of each class of securities covered by this Form)

                                      NONE

  (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


        Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

        Rule 12g-4(a)(1)(i)   [X]        Rule 12h-3(b)(1)(ii)   [ ]
        Rule 12g-4(a)(1)(ii)  [ ]        Rule 12h-3(b)(2)(i)    [ ]
        Rule 12g-4(a)(2)(i)   [ ]        Rule 12h-3(b)(2)(ii)   [ ]
        Rule 12g-4(a)(2)(ii)  [ ]        Rule 15d-6             [ ]
        Rule 12h-3(b)(1)(i)   [X]

        Approximate number of holders of record as of the certification or notice date:

        COMMON STOCK:  NONE
        CLASS A NON-CUMULATIVE REDEEMABLE CONVERTIBLE PREFERRED STOCK: NONE CLASS A REDEEMABLE COMMON STOCK PURCHASE WARRANTS: NONE

        Pursuant to the requirements of the Securities Exchange Act of 1934, Dynamotion/ATI Corp. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


DATE: June 9, 1997                      By:   /s/ Michael D. Henton
                                              ---------------------------------
                                              Michael D. Henton, Secretary